Exhibit 10.1

20005 DELAWARE INC.

- and -

SLRD THOROUGHBRED TRAINING CENTER, INC.

SAN LUIS REY DOWNS
SAN DIEGO, CALIFORNIA

AGREEMENT OF PURCHASE AND SALE

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Definitions	1
1.2	Extended Meanings	5
1.3	Headings	5
1.4	Currency	5
1.5	Severability	5
1.6	Governing Law	6
1.7	Time	6
1.8	Schedules	6
	ARTICLE 2
	AGREEMENT OF PURCHASE AND SALE

2.1	Purchase and Sale	6
2.2	Initial Deliveries by Vendor	6
2.3	Physical Inspections	9
2.4	Purchaser’s Investigations	10

	ARTICLE 3
	PURCHASE PRICE

3.1	Method of Payment of Purchase Price	10
3.2	Adjustments	10
3.3	Holdback	11

	ARTICLE 4
	CONDITIONS OF CLOSING

4.1	Conditions for Vendor	12
4.2	Conditions for Purchaser	12
4.3	Non-Satisfaction of Conditions	14
4.4	Reasonable Efforts to Satisfy Conditions	15
4.5	Separate Tax Parcel	15

	ARTICLE 5
	TITLE

5.1	Search of Title	15

	ARTICLE 6
	CLOSING MATTERS

6.1	Closing Arrangements	16
6.2	Vendor’s Documents	16
6.3	Purchaser’s Documents	17
6.4	Taxes and Fees	17
6.5	Escrow Closing	18

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	ARTICLE 7
	REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1	Representations, Warranties and Covenants of the Vendor	18
7.2	Representations and Warranties of the Purchaser	22
7.3	Survival	23
7.4	Non-Waiver	24

	ARTICLE 8
	INTERIM MATTERS

8.1	Interim Period	24
8.2	Approvals of the Purchaser	24
8.3	Notice of Default	24
8.4	Approvals	25
8.5	Risk of Condemnation and Eminent Domain	25
8.6	General Covenants of the Vendor	26

	ARTICLE 9
	ENVIRONMENTAL INDEMNIFICATION

9.1	Environmental Indemnification by the Vendor	26
9.2	Assignability of Environmental Indemnification	27

	ARTICLE 10
	FUTURE DEVELOPMENT OF THE LANDS AND RELATED MATTERS

10.1	Covenants of the Vendor	27

	ARTICLE 11
	GENERAL

11.1	As-Is/Where-Is Transaction	28
11.2	Obligations as Covenants	28
11.3	Tender	28
11.4	Relationship of the Parties	29
11.5	Amendment of Agreement	29
11.6	Notices	29
11.7	Lawyers as Agents	30
11.8	Confidentiality	30
11.9	No Solicitation	30
11.10	Further Assurances	30
11.11	Entire Agreement	30
11.12	Waiver	31
11.13	Survival after Termination	31
11.14	Survival	31
11.15	Assignment	31
11.16	Successors and Assigns	31
11.17	Counterparts	31

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AGREEMENT OF PURCHASE AND SALE

MEMORANDUM OF AGREEMENT made as of the 7th day of June, 2007.

B E T W E E N:

20005 DELAWARE INC.,
(hereinafter referred to as the “Purchaser”),

OF THE FIRST PART,

- and –

SLRD THOROUGHBRED TRAINING CENTER, INC.,

(hereinafter referred to as the “Vendor”),

OF THE SECOND PART.

WHEREAS the Vendor is the owner of the Subject Assets (as hereinafter defined);

WHEREAS the Vendor wishes to sell the Subject Assets and the Purchaser wishes to purchase the Subject Assets from the Vendor on the terms and conditions contained in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and the sum of $10.00 paid by each of the Vendor and the Purchaser to the other and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

In this Agreement the terms defined in this Section 1.1 shall have the following meanings, unless the context expressly or by necessary implication otherwise requires:

“Adjustment Date” means the Closing Date;

“Adjustments” has the meaning ascribed thereto in Section 3.2;

“Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions mean or refer to this Agreement, as amended or supplemented from time to time in writing by the parties hereto;

“Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances and orders of governmental or other public authorities having jurisdiction;

“Approved Contracts” means any Contracts entered into after the date of this Agreement for which the Purchaser has been given its approval in accordance with Section 8.2;

“Approved Leases” means any Leases entered into after the date of this Agreement for which the Purchaser has been given its approval in accordance with Section 8.2;

“Article”, “Section” and “Subsection” mean and refer to the specified Article, Section and Subsection of this Agreement;

“Balance” has the meaning ascribed thereto in Section 3.1;

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or obligated to close under the laws of the United States of America or the State of California;

“Claims” means claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, fines, disbursements, legal fees on a substantial indemnity basis, interest, demands and actions of any nature or any kind whatsoever;

“Closing” means the closing of the Transaction;

“Closing Date” means June 7, 2007, as such date may be extended in accordance with the provisions of this Agreement, or such other date as the Vendor and the Purchaser may agree in writing;

“Closing Documents” means the agreements, instruments and other deliveries to be delivered on the Closing pursuant to Sections 6.2 and 6.3;

“Contracts” means any contracts and agreements entered into by the Vendor or by which the Vendor is bound in respect of the severance, development, construction, management, leasing, maintenance or operation of the Lands;

“Deed” has the meaning ascribed thereto in Subsection 6.2(a);

“Due Diligence” has the meaning ascribed thereto in Section 2.4(a);

“Due Diligence Date” means June 6, 2007;

“Encumbrances” means all mortgages, pledges, charges, liens, debentures, trust deeds, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in the Subject Assets or any part thereof or interest therein, and any agreements, leases, licences, occupancy agreements, options, easements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting title to the Subject Assets or any part thereof or interest therein;

“Enterprises LLC” means San Luis Rey Downs Enterprises LLC;

“Environmental Laws” means all applicable federal, state, municipal and local laws, including without limitation all statutes, by-laws and regulations and all orders, directives and decisions rendered by, and policies, instructions, guidelines and similar guidance of, any ministry, department or administrative or regulatory agency relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, packaging, transport, handling, containment, clean-up or other remediation or corrective action of any Hazardous Substances;

“Environmental Permits” means all licences, permits, approvals, consents, certificates, registrations and other authorizations issued pursuant to Environmental Laws;

“Environmental Remediation” has the meaning ascribed thereto in Section 3.3;

“Environmental Reports” means reports, audits and studies of the nature described in Subsections 2.2(i);

“Escrow Agent” has the meaning ascribed thereto in Section 6.1;

“Execution Date” means the date as of which this Agreement is made, as set out in the first page of this Agreement;

“Existing Contracts” means Contracts in force on the date of this Agreement, which are listed on Schedule B attached hereto;

“Existing Leases” means Leases in force on the date of this Agreement, which are listed on Schedule C attached hereto;

“Final Adjustment Date” has the meaning ascribed thereto in Section 3.2;

“Governmental Authority” means any government, regulatory authority, government department, agency, commission, board, tribunal or court having jurisdiction over the property;

“Hazardous Substances” means any pollutants, contaminants, chemicals, deleterious substances, waste (including without limitation industrial, toxic or hazardous wastes), petroleum or petroleum products, asbestos, PCBs, underground storage tanks and the contents thereof, flammable materials, radioactive materials, and/or molds as defined in Environmental Laws;

“Holdback Amount” has the meaning ascribed thereto in Section 3.3;

“Indemnity Period” has the meaning ascribed thereto in Section 9.1;

“Interim Closing Documents” has the meaning ascribed thereto in Section 6.5;

“Lands” means the fee simple interest in lands and premises having an area of approximately 204.73 acres, and legally described in the attached Schedule A, together with any and all improvements located on or in the Lands and any and all development and density rights, easements, rights-of-way and other rights and interests appurtenant thereto and any and all improvements located therein;

“Leases” means any agreements to lease, leases, renewals of leases and other rights (including licences) granted by or on behalf of the Vendor or its predecessors in title as owner of the Lands which entitle any Person to possess or occupy any space on or within the Lands, together with all security, guarantees and indemnities relating thereto;

“Non-Waiver Notice” has the meaning ascribed thereto in Subsection 2.4(b);

“Notice” has the meaning ascribed thereto in Section 11.5;

“Occupancy Agreement” means the occupancy agreement dated November 7, 1999 between the Vendor, as landlord, and Enterprises LLC, as tenant, in respect of certain premises more particularly described therein, as amended by addendum effective April 5, 2002 between the Vendor and Enterprises LLC;

“Permits” means, to the extent assignable, all the right, title, benefit and interest of the Vendor in any and all licenses, (other than pari mutuel or other horse racing or gaming related licenses), franchises, governmental and other approvals, development rights and permits relating to the Lands in the Vendor’s possession or control;

“Permitted Encumbrances” means unregistered and registered encumbrances, liens, agreements and other instruments affecting the Lands which have been accepted by the Purchaser by notice in writing to the Vendor on or before the Due Diligence Date or have been deemed to be accepted by the Purchaser as per the terms of Subsection 4.2(m);

“Person” means an individual, partnership, corporation, trust, unincorporated organization, government, or any department or agency thereof, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual;

“Purchase Price” means the amount of Twenty-Four Million Dollars ($24,000,000.00) subject to the adjustments provided for in Section 3.2;

“Purchaser’s Solicitors” means Davies Ward Phillips & Vineberg LLP, Suite 4400, 1 First Canadian Place, 100 King Street West, Toronto, Ontario, Canada or such other firm or firms of solicitors acting for the Purchaser and notice of which is provided to the Vendor in accordance with this Agreement;

“Registration Documents” has the meaning ascribed thereto in Section 6.5 hereof;

“Requisitions Notice” has the meaning ascribed thereto in Section 5.1;

“Statement of Adjustments” has the meaning ascribed thereto in Section 3.2;

“Subject Assets” means the Lands, the Permits, the Environmental Permits and all other assets, undertaking and property, tangible or intangible, of the Vendor, if any, relating exclusively to the Lands;

“Tenants” means all Persons having a right to possess or occupy the Lands or any part thereof now or hereafter pursuant to a Lease;

“Time of Closing” means 9:00 a.m. (Toronto time) on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may agree;

“Title Commitment” has the meaning ascribed thereto in Subsection 4.2(m);

“Title Insurer” means Fidelity National Title Insurance Company;

“Transaction” means the transaction of purchase and sale of the Subject Assets provided for in this Agreement;

“Triple Net Lease” means the lease referred to in Subsection 6.2(i); and

“Vendor’s Solicitors” means Sherry Meyerhoff Hanson & Crance LLP, 610 Newport Center Drive, Suite 1200, Newport Beach, California 92660 , USA, or such other firm or firms of solicitors acting for the Vendor from time to time and notice of which is provided to the Purchaser in accordance with this Agreement.

1.2                                                                               Extended Meanings

Words importing the singular include the plural and vice versa.  Words importing the masculine gender include the feminine and neuter genders.

1.3                                                                               Headings

The division of this Agreement into Articles, Sections, Subsections and other subdivisions, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4                                                                               Currency

Unless otherwise expressly stated in this Agreement, all references to money shall refer to U.S. currency.

1.5                                                                               Severability

If any provision contained in this Agreement which is not a fundamental term hereof, or its application to any Person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected, and each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

1.6                                                                               Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California and the applicable laws of the United States of America.  References to statutes shall be deemed to be references to such statutes as they exist on the date of this Agreement.

1.7                                                                               Time

Time shall be of the essence of this Agreement.  Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period.  If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.  The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the parties or by their respective solicitors. All references herein to time are references to Toronto time.

1.8                                                                               Schedules

The following schedules form part of this Agreement:

Schedule A	–	Legal Description of the Lands
Schedule B	–	List of Existing Contracts
Schedule C	–	List of Existing Leases

ARTICLE 2
AGREEMENT OF PURCHASE AND SALE

2.1                                                                               Purchase and Sale

The Purchaser hereby offers and agrees to purchase the Subject Assets from the Vendor, and the Vendor hereby agrees to sell the Subject Assets to the Purchaser, all for the Purchase Price in accordance with, and subject to, the terms and conditions of this Agreement.

2.2                                                                               Initial Deliveries by Vendor

No later than 5:00 p.m. on the Business Day prior to the Closing Date, the Vendor shall have delivered to the Purchaser the following in respect of the Subject Assets:

(a)                                  (i) copies of all Existing Leases; and (ii) a copy of each notice of default, if any, received or sent by or on behalf of the Vendor in respect of any Existing Lease if the default referred to in such notice is still outstanding;

(b)                                 (i) copies of all Existing Contracts; and (ii) a copy of each notice of default, if any, received or sent by or on behalf of the Vendor in respect of any Existing Contract if the default referred to in such notice is still outstanding;

(c)                                  the most current survey of the Lands, if any, in the Vendor’s possession, which shows the Lands, as currently constituted, together with all title deeds in respect of the Lands;

(d)                                 all plans, specifications, drawings and operation manuals relating to the Lands in the possession or control of the Vendor;

(e)                                  copies of realty tax assessments, notices and tax bills relating to the Lands in the possession or control of the Vendor and copies of any notices of any outstanding realty tax appeals and correspondence relating thereto;

(f)                                    a list of outstanding work orders, notices, directives and letters of non-compliance issued by any governmental or other authority affecting the Lands, if any, and a copy of each of them of which the Vendor has received written notice;

(g)                                 a list of all outstanding litigation, arbitration, mediation or other proceedings affecting or relating to the Lands to which the Vendor is a party or in respect of which it has been formally notified and of all threatened litigation, arbitration, mediation or other proceedings affecting or relating to the Lands of which the Vendor has received written notice;

(h)                                 a list of any third party consents, waivers or assumptions which are necessary to permit the conveyance of the Subject Assets to the Purchaser;

(i)                                     all reports, audits or studies relating to environmental matters in respect of the Lands (including, without limitation, compliance of the Lands with Environmental Laws) which is in the possession or control of the Vendor (including, without limitation, any such document prepared for any purchaser or prospective purchaser which is in the possession or control of the Vendor);

(j)                                     copies of each report, audit or study of the soil conditions of the Lands, or any part thereof, prepared by a Person other than the Vendor or its manager which is in the possession or control of the Vendor;

(k)                                  copies of each report, audit or study relating to the physical condition of the Lands, or any part thereof, prepared by a Person other than the Vendor or its manager which is in the possession or control of the Vendor (including, without limitation, any such document prepared for any purchaser or prospective purchaser which is in the possession or control of the Vendor);

(l)                                     copies of all architectural agreements, engineering agreements, development agreements, development permits, building permits, occupancy permits and other operating permits and licences relating to the Lands and all agreements with and permits and licences from federal, state or municipal Governmental Authorities or owners of adjoining lands relating to the development or operation of the Lands, in each case in the Vendor’s possession or control;

(m)                               evidence, reasonably satisfactory to the Purchaser, that the Lands constitute a properly subdivided, legally existing lot or parcel of land that may be legally conveyed by the Vendor to the Purchaser at Closing without any further approval by any Governmental Authority; and

(n)                                 such other written information, correspondence and documentation relating to the Subject Assets that is in the possession or control of the Vendor and which the Purchaser requests, acting reasonably.

As used in this Section 2.2, the term “control of the Vendor” shall be limited to, in addition to the Vendor, materials in the possession of management of Magna Entertainment Corp., legal counsel to the Vendor, or any consultants, advisors or other third party professionals commissioned, retained or instructed by the Vendor.  Notwithstanding any other provision in this Agreement to the contrary, it is acknowledged and agreed that the Vendor has specifically excluded from the foregoing materials contemplated in Subsections 2.2(a) – (n), and thereby has not provided to the Purchaser, the Vendor’s financial projections, forecasts, budgets, appraisals and internal memoranda relating to the Lands.

The Vendor will execute and deliver to the Purchaser within two (2) Business Days after receipt of a written request from the Purchaser or the Purchaser’s Solicitors, authorizations that may be sent by the Purchaser or the Purchaser’s Solicitors to Governmental Authorities that authorizes such Governmental Authorities to reveal to the Purchaser and the Purchaser’s Solicitors all information, if any, on any files they have in respect of the Lands.

Upon compliance by the Vendor with all of its obligations set out in the preceding paragraphs of this Section 2.2, the Vendor shall deliver to the Purchaser a notice stating that it has done so.

Any lists, documentation or other information provided by the Vendor pursuant to this Section shall be amended or supplemented, as necessary from time to time, until 5:00 p.m. on the second (2nd) Business Day immediately preceding the Due Diligence Date.  In addition, if the Vendor becomes aware of a failure to provide any document or other information that it is required to provide in accordance with this Section at any time prior to the Due Diligence Date, it shall forthwith advise the Purchaser in writing of such failure and deliver such information to the Purchaser.  In the event of any such failure by the Vendor, at the Purchaser’s discretion, the Due Diligence Date and the Closing Date shall each automatically be extended to the date which is five (5) Business Days after the Purchaser receives such document or information from the Vendor.

2.3                          Physical Inspections

(a)           At any time, and from time to time prior to Closing, and upon prior notice in writing to the Vendor from the Purchaser of at least one (1) Business Day (or, in respect of the physical inspections of particular premises that are leased on or within the Lands, such longer notice period as the Vendor advises the Purchaser is necessary to comply with the terms of the relevant Existing Leases or the Approved Leases (if any)), the Purchaser and/or its representatives shall be entitled to enter onto the Lands on any Business Day, at the Purchaser’s sole risk and expense, for the purpose of conducting examinations, investigations, inspections, tests and audits relating to the Subject Assets.  Without limiting the generality of the foregoing, such examinations, investigations, inspections, tests and audits may include:

(i)             environmental audits, assessments or inspections of the Lands; and

(ii)          tests relating to soil, groundwater and underground conditions of the Lands.

Notwithstanding the foregoing, the Purchaser agrees not to conduct any invasive tests relating to soil, groundwater and underground conditions of the Lands.

(b)           The Vendor shall execute such authorizations as are submitted by the Purchaser’s Solicitors to the Vendor’s Solicitors in order to enable the Purchaser’s Solicitors to obtain information from Governmental Authorities concerning the Lands, which authorizations are to be executed and delivered within two (2) Business Days after submission to the Vendor’s Solicitors, and which authorizations may request information but shall not request or suggest inspections by any Authority.

(c)           Unless the Vendor otherwise agrees in writing, the Purchaser and its representatives shall not enter onto the Lands and perform such investigations, inspections, tests or audits unless accompanied by a representative of the Vendor, provided that the Vendor shall make a representative available on a reasonable basis upon receiving such notice.  For greater certainty, nothing herein shall restrict the Purchaser from enjoying the same access to the Lands as would any other member of the public enjoying lawful access to the Lands.  The Purchaser shall pay all costs of any repairs required to be made to the Lands as a result of the aforesaid investigations, inspections, tests and audits, and shall fully indemnify the Vendor from all costs of repairing any damage caused by such inspections, tests or audits and all Claims relating to any such inspections, tests and audits and from all Claims incurred by the Vendor as a result thereof including, without limitation, any builders’ liens registered against the Lands as a result thereof.  This indemnity shall survive termination of this Agreement regardless of the cause of such termination. If the Purchaser does not perform such repairs, the Vendor shall have the right to perform, or cause to be performed, such work and to obtain reimbursement for the reasonable, out-of-pocket costs of such work from the Purchaser, provided that the Vendor shall, if possible in the circumstances, provide the Purchaser with advance written notice of the work to be done, but the failure to give such notice shall not affect the rights of the Vendor hereunder or otherwise render the Vendor liable to the Purchaser.

(d)           The provisions of this Section 2.3 shall survive the termination of this Agreement.

2.4                          Purchaser’s Investigations

(a)           On or before 5:00 p.m. on the Due Diligence Date the Purchaser may conduct (subject to compliance with other relevant provisions of this Agreement) all investigations, inspections, reviews, tests and audits relating to the Lands (including, without limitation, title to the Subject Assets and compliance with Applicable Laws) and the Transaction (collectively referred to herein as the “Due Diligence”) which the Purchaser deems necessary or desirable in its discretion.

(b)           The obligation of the Purchaser to complete the Transaction pursuant to this Agreement is subject to the condition that the Purchaser is satisfied with the Due Diligence in its sole and absolute discretion on or before 5:00 p.m. on the Due Diligence Date.  The Purchaser shall be deemed to be satisfied with the results of its Due Diligence unless it delivers to the Vendor on or before 5:00 p.m. on the Due Diligence Date a written notice (the “Non-Waiver Notice”) stating that it does not waive the condition contained in this Subsection 2.4(b).  If the Purchaser delivers the Non-Waiver Notice to the Vendor prior to 5:00 p.m. on the Due Diligence Date, then this Agreement shall automatically terminate at such time and, upon such termination, the Purchaser and the Vendor shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement).

ARTICLE 3

PURCHASE PRICE

3.1                          Method of Payment of Purchase Price

On Closing, the Purchase Price shall be satisfied by payment to the Vendor, or as the Vendor directs in writing, by wire transfer of an amount (the “Balance”) equal to the Purchase Price, as adjusted pursuant to Section 3.2, less the Holdback Amount.

3.2                                                                               Adjustments

(a)           The Purchase Price shall be adjusted as set out in this Section (such adjustments being referred to herein as the “Adjustments”).  Adjustments shall be made as of the Adjustment Date.  Each of the Vendor and the Purchaser shall be responsible for their respective expenses as set forth in this Agreement.

(b)           The Vendor (or its or the Purchaser’s agent) shall prepare and deliver to the Purchaser at least one (1) Business Day prior to Closing a statement (the “Statement of Adjustments”) of the Adjustments to be made on Closing with all Adjustments made as of the Closing Date. The Statement of Adjustments shall have annexed to it complete details of the calculations used by the Vendor to arrive at all debits and credits on the Statement of Adjustments.  The Vendor shall give to the Purchaser access to the Vendor’s working papers and back up materials in order to confirm the Statement of Adjustments.

If the final cost or amount of any item which is to be adjusted on Closing cannot be determined at Closing, then an initial Adjustment for such item shall be made at Closing, such amount to be estimated by the Vendor and the Purchaser, each acting reasonably, on the basis of the best evidence available at the Closing as to what the final cost or amount of such item will

be.  In each case when such cost or amount is determined the Vendor or the Purchaser, as the case may be, shall within thirty (30) days thereafter provide a complete statement of such final determination to the other and within thirty (30) days thereafter (or if there is a dispute over such amount, within thirty (30) days after the matter is determined by the accountants pursuant to Subsection 3.2(d)) the necessary adjusting payment shall be made.

(c)           The Purchaser shall provide the Vendor and its auditors, during normal business hours at any time and from time to time after Closing upon reasonable prior notice to the Purchaser, access to the books, files and records of the Purchaser, for the purpose of calculating or verifying the amount of any Adjustments.  In the absence of agreement by the parties hereto, the final cost or amount of an item shall be determined by a firm of chartered accountants appointed jointly by the Vendor and the Purchaser within ten (10) Business Days after the issue is referred by one of the parties to the accountants for such determination.  The cost of such accountants’ determination shall be shared equally between the parties hereto.

(d)           No Adjustments (including readjustments of amounts initially adjusted for at Closing) may be claimed by either party after the first anniversary of the Closing (the “Final Adjustment Date”).  Based solely upon the Adjustments (including readjustments) claimed by either party before the Final Adjustment Date, the Purchaser shall prepare and deliver to the Vendor on or before the twentieth (20th) day of the calendar month following the month in which the Final Adjustment Date occurs (or, if such day is not a Business Day on the next following Business Day) a statement of Readjustments which shall set out all final Adjustments (including readjustments) that have not previously been determined and paid and also setting out the amount of the adjusting payment to be made by the Vendor or the Purchaser, as the case may be, within thirty (30) days after such statement of Readjustments is delivered to the Vendor (or if there is a dispute over such statement, within thirty (30) days after all disputes with respect to such statement are determined by the accountants pursuant to Subsection 3.2(c)) the necessary adjusting payment shall be made by the Vendor or the Purchaser, as the case may be.

3.3                                                                               Holdback

(a)           On Closing, Two Hundred and Fifty Thousand Dollars ($250,000.00) of the Purchase Price (the “Holdback Amount”) shall be retained by the Purchaser and applied (subject to this Section 3.3) by the Purchaser towards: (i) the cost of the environmental audit described in paragraph (b) below; and (ii) any costs that the Purchaser, acting in its sole discretion, incurs in connection with bringing the Lands into compliance with Environmental Laws and/or removing Hazardous Substances from the Lands (collectively, the “Environmental Remediation”) following the Closing Date.

(b)           As soon as reasonably practicable following the Closing, the Purchaser shall engage an environmental consultant to conduct an environmental audit to determine the required Environmental Remediation, if any.  In the event such environmental audit (a written copy of which shall be provided to the Vendor) concludes that no Environmental Remediation is required, the Purchaser shall pay to the Vendor, as soon as reasonably practicable thereafter, the remaining Holdback Amount.  In any event, the Purchaser shall pay to the Vendor, within six (6) months of the Closing Date, the remaining Holdback Amount, provided, however, that if the Purchaser has, within that time frame, commenced Environmental Remediation as a result of, or in connection with, the environmental audit, the Holdback Amount shall remain the property of the Purchaser (and the Vendor shall have no rights in respect thereof or entitlement thereto), with the costs of the required Environmental Remediation being deducted from such amount, and the remaining Holdback Amount (if any) shall be paid to the Vendor upon completion of the required Environmental Remediation.  For greater certainty, in the event that the amount required to complete the Environmental Remediation is greater than or equal to the remaining Holdback Amount, upon completion of such Environmental Remediation, no amount shall be returned to the Vendor.  The Purchaser hereby covenants and agrees that in the event that the environmental audit indicates that Environmental Remediation is or may be required, the Purchaser shall use commercially reasonably efforts to complete such Environmental Remediation as soon as reasonably practicable thereafter.

(c)           The Vendor and the Purchaser hereby agree that, as soon as reasonably practicable following the Closing, they will explore obtaining (at the Vendor’s sole cost and expense) environmental risk insurance in respect of the Lands, which if obtained on terms and conditions acceptable to the Purchaser, acting reasonably, may be used to immediately reduce the Holdback Amount.

ARTICLE 4
CONDITIONS OF CLOSING

4.1                                                                               Conditions for Vendor

The obligation of the Vendor to complete the Transaction shall be subject to the satisfaction of the following conditions:

(a)                                  by Closing, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser shall have been complied with or performed in all material respects;

(b)                                 on the Closing Date, the representations, warranties and covenants of the Purchaser set out in Section 7.2 shall be true or fulfilled, as the case may be; and

(c)                                  by Closing, the Vendor shall have obtained the approval of the Board of Directors of Magna Entertainment Corp.

The conditions set forth in this Section 4.1 are for the sole benefit of the Vendor and each condition may be waived in whole or in part by the Vendor by notice to the Purchaser on or before the applicable date referred to above.

4.2                                                                               Conditions for Purchaser

The obligation of the Purchaser to complete the Transaction shall be subject to the satisfaction of the following conditions:

(a)                                  by 5:00 p.m. on the Due Diligence Date, the Purchaser shall not have delivered a Non-Waiver Notice, it being agreed that the decision of the Purchaser to deliver such Non-Waiver Notice shall be made by the Purchaser in its sole and absolute discretion;

(b)                                 by Closing, the Vendor shall have obtained the approval of the Board of Directors of Magna Entertainment Corp. and the Purchaser shall have obtained the approval of the Board of Directors of MI Developments Inc.;

(c)                                  by Closing, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed in all material respects;

(d)                                 on the Closing Date, the Vendor shall deliver a notice of termination to Enterprises LLC in respect of the Occupancy Agreement, with a copy of such notice to be delivered to the Purchaser;

(e)                                  on Closing, the representations, warranties and covenants of the Vendor set out in this Agreement shall be true or fulfilled, as the case may be, in all material respects;

(f)                                    on the Closing Date, no material adverse change shall have occurred with respect to the financial, legal or physical condition of the Subject Assets;

(g)                                 on or before the Closing Date, the Vendor shall have caused the delivery of all consents and approvals and execution of all assumptions required in connection with the Transaction under the Permitted Encumbrances, the Existing Leases, the Approved Leases (if any), the Existing Contracts and the Approved Contracts (if any);

(h)                                 by the Closing Date, no action or proceeding, at law or in equity, shall have been commenced by any Person to enjoin, restrict or prohibit the Closing which has not, by the Closing Date, been dismissed, quashed or permanently stayed without any further right of appeal or right to seek leave to appeal;

(i)                                     on the Closing Date there shall not exist any default or any event which, with the passage of time or the giving of notice or both, would constitute a default in the performance and/or observance of the obligations on the part of the Vendor under any of the Existing Leases, the Approved Leases (if any), the Existing Contracts, the Approved Contracts (if any) or the Permitted Encumbrances;

(j)                                     on Closing there shall not exist:

(i)             any information or documentation relating to the Lands which was not disclosed or made available by the Vendor, as applicable, to the Purchaser as required by Section 2.2; or

(ii)          any incompleteness of the information or documentation provided to the Purchaser pursuant to Section 2.2 with respect to the subject matter of such information or documentation; or

(iii)       any inaccuracy in any of the information or documentation provided to the Purchaser pursuant to Section 2.2,

the effect of which lack of disclosure, incompleteness or inaccuracy is that the Purchaser was not aware of facts or circumstances which result, or could be reasonably expected to result, in a material adverse change in the value of the Lands;

(k)                                  the Purchaser shall have received evidence that the Lands constitute a properly subdivided, legally existing lot or parcel of land that may be legally conveyed by the Vendor to the Purchaser at Closing without any further approval by any Governmental Authority;

(l)                                     on Closing the Vendor shall have delivered possession of the Lands to the Purchaser, subject to the lease between the Purchaser and the Vendor; and

(m)                               on Closing, the Vendor shall transfer to the Purchaser good and marketable title in fee simple to the Lands, and the Purchaser shall have obtained a title insurance commitment (the “Title Commitment”) in favour of the Purchaser, in form and content satisfactory to the Purchaser, each free from any Encumbrances, other than Permitted Encumbrances, it being understood that an owner’s title insurance policy (the “Title Policy”) in favour of the Purchaser for the full amount of the Purchase Price will be issued as soon as practical thereafter. For greater certainty, to the extent the Vendor is unable or unwilling to cure, prior to Closing, any objection to the title exceptions raised in the draft Title Commitment delivered to the Purchaser, and the Transaction contemplated hereunder is nevertheless completed, the Purchaser shall be conclusively deemed to have accepted such exceptions as Permitted Encumbrances.

The conditions set forth in this Section 4.2 are for the sole benefit of the Purchaser and each condition may be waived in whole or in part by the Purchaser by notice to the Vendor on or before the applicable date referred to above.

4.3                                                                               Non-Satisfaction of Conditions

In the event any condition set forth in Section 4.1 or 4.2 is not satisfied or waived on or before the applicable date and time referred to therein, then this Agreement shall be terminated and of no further force or effect whatsoever without any further action by either party hereto, and neither party to this Agreement shall have a Claim against any other party hereto with respect to this Agreement unless the reason for the condition not being satisfied is the breach by such other party of an obligation under this Agreement, in which case a Claim may be made against such other party. Notwithstanding any other provisions of this Agreement, if by 5:00 p.m. on the applicable date referred to in Section 4.1 or 4.2, as the case may be, the party having the benefit of the relevant condition has not given notice to the other party that such condition has been satisfied or waived, then it shall be conclusively deemed for the purpose of this Agreement to have neither been satisfied nor waived.

4.4                                                                               Reasonable Efforts to Satisfy Conditions

The Vendor shall act in good faith and use reasonable efforts in the circumstances to satisfy or cause to be satisfied those conditions set out in Section 2.3 and 4.2 which are within its reasonable control and the Purchaser shall act in good faith and use reasonable efforts in the circumstances to satisfy or cause to be satisfied those conditions set out in Sections 4.1 that are within its reasonable control.

4.5                                                                               Separate Tax Parcel

In the event that on Closing the Lands do not constitute a separate tax parcel, the Transaction shall be completed and the parties shall pro rate the realty taxes with the Purchaser providing a cheque payable to the taxing authority for its pro rata share of realty taxes in respect of the Lands accruing after the Closing Date to the Vendor within ten (10) Business Days of the receipt of an invoice from the Vendor for such amount.  The Vendor undertakes to forward such cheque, along with its pro rata share of the taxes, to the taxing authority on or before the date such taxes are due. The parties agree to cooperate with each other in order to have the separate tax parcel for the Lands created, if it is not already a separate tax parcel at the Closing Date, as soon as reasonably possible after the Closing Date.

ARTICLE 5
TITLE

5.1                                                                               Search of Title

The Purchaser shall be allowed until 5:00 p.m. on the Due Diligence Date, at its own expense, to examine title to the Lands and the other matters referred to in the next paragraph and to submit to the Vendor its objections to the title to the Lands and such matters.

If the Purchaser has any valid objections based on, if applicable: (a) title to the Lands, (b) the Lands not complying with all Applicable Laws (including Environmental Laws and zoning and building laws, by-laws and codes), or (c) the existence of any outstanding municipal or other governmental work orders or deficiency notices relating to the Lands, then the Purchaser shall deliver a notice in writing to the Vendor (the “Requisitions Notice”) listing any and all such objections in reasonable detail on or before 5:00 p.m. on the Due Diligence Date.  If any such objections cannot be satisfied or corrected prior to the Closing Date, then the Purchaser may, by written notice to the Vendor, waive such objections; and if such waiver is not so made then either party may terminate this Agreement by delivering notice to the other party to such effect and this Agreement, notwithstanding any intermediate act or negotiations in respect of such objection, shall be terminated, upon delivery of notice by either party.

Except for any valid objection so made, and except for any objection going to the root of title or for any other matter or thing arising on or before the Due Diligence Date, the Purchaser shall be conclusively deemed to have accepted the Vendor’s title to the Lands and satisfied itself with respect to the other matters referred to in this Section 5.1.

ARTICLE 6
CLOSING MATTERS

6.1                                                                               Closing Arrangements

Provided that all conditions precedent to the Purchaser’s obligations to close as set forth in this Agreement have been satisfied and fulfilled, or waived by the Purchaser, as the case may be, the Purchaser shall pay the Purchase Price, subject to the pro-rations adjustments described in Section 3.2 herein, in cash by wire transfer of immediately available U.S. currency to the Title Insurer, acting as escrow agent (the “Escrow Agent”), in accordance with the terms and conditions of this Agreement. The Purchaser shall deposit the Purchase Price with the Escrow Agent, to be held in escrow, as early as reasonably practicable on the Closing Date. The Escrow Agent shall hold and disburse the Purchase Price per the terms of this Agreement and pursuant to and in accordance with the Statement of Adjustments mutually agreed to and executed by the Vendor and the Purchaser.

6.2                                                                               Vendor’s Documents

The Vendor shall deliver or cause to be delivered at the Closing the following:

(a)                                  a special warranty deed containing covenants of further assurance (the “Deed”) in respect of the Lands, in favour of the Purchaser, duly executed by the Vendor;

(b)                                 such notices as the Purchaser may reasonably require be given to the Tenants under the Existing Leases and the Approved Leases (if any) and other parties to the assigned Existing Contracts and the Approved Contracts (if any) of the sale of the Lands to the Purchaser;

(c)                                  a direction of the Vendor as to the payment of the Balance, if there is any payee other than the Vendor;

(d)                                 an undertaking by the Vendor to re-adjust the Adjustments as provided in Section 3.2;

(e)                                  subject to the terms of Subsection 4.2(m), good and valid discharges or releases in registrable form of all Encumbrances, other than Permitted Encumbrances;

(f)                                    all agreements, notices and other documents required to be executed and delivered by the Vendor pursuant to the terms of the Existing Leases, the Approved Leases (if any), the Existing Contracts, the Approved Contracts (if any), the Permitted Encumbrances and all consents and approvals from, and notifications to, any other Persons required thereunder in connection with this Transaction;

(g)                                 copies of all records (including computer records), documents, information and data (including computer data) relating to the Lands in the possession or control of the Vendor, including without limitation, all title documents and accounting and payment records;

(h)                                 if so requested by the Purchaser, reliance letters, in form and content acceptable to the Purchaser, acting reasonably, from each Person who has issued the reports delivered pursuant to Section 2.2;

(i)                                     the Triple Net Lease between the Purchaser, as landlord, and the Vendor, as tenant, in respect of the Lands, duly executed by the Vendor, such Triple Net Lease to be upon terms and conditions satisfactory to the Vendor and the Purchaser;

(j)                                     affidavits in favour of the Title Insurer, in form and content satisfactory to the Title Insurer, to remove standard exceptions in the Title Commitment, or as may otherwise be required by the Title Insurer; and

(k)                                  all other conveyances and other documents which are required and which the Purchaser has reasonably requested to give effect to this Transaction, including the proper transfer, assignment and conveyance of the Subject Assets by the Vendor to the Purchaser, subject to the Permitted Encumbrances.

6.3                                                                               Purchaser’s Documents

The Purchaser shall deliver or cause to be delivered at the Closing the following:

(a)                                  a wire transfer for the amount payable to the Vendor on Closing pursuant to Section 3.1;

(b)                                 an undertaking by the Purchaser to re-adjust the Adjustments as provided in Section 3.2;

(c)                                  the Triple Net Lease, duly executed by the Purchaser; and

(d)                                 all other documents which the Vendor has reasonably requested to give effect to this Transaction.

6.4                                                                               Taxes and Fees

On the Closing Date, the Vendor and the Purchaser shall have the responsibility of equally splitting all state or county transfer taxes and documentary stamps, if any, including those payable in connection with the recording of the Deed, occasioned by the conveyance of the Lands from the Vendor to the Purchaser, as well as any notary fees incurred in connection therein. On the Closing Date, the Vendor shall pay all costs and expenses arising from the Purchaser’s search of title to the Lands.  On the Closing Date, the Purchaser shall pay the cost of recording the Deed. The cost of removing any Encumbrances from title to the Lands shall be at the Vendor’s expense. Any deferred taxes, roll-back taxes and/or realty taxes (including local improvement charges and assessments) owing or accrued in respect of the Lands that would have been due by the Vendor prior to the Closing Date shall be paid by the Vendor on or prior to the Closing Date.  Each party shall pay its own legal fees with respect to this Agreement and the Transaction.  The Purchaser shall be responsible for costs and expenses, including the premium, incurred in connection with the Title Policy. The Vendor shall be responsible for all costs and expenses incurred in obtaining: (i) any consents or approvals required to subdivide and legally convey the Lands to the Purchaser (or to confirm that the Lands are presently subdivided and legally conveyable); and (ii) an updated survey of the Lands, as commissioned by the Purchaser.  Escrow Closing costs, if any, shall be shared equally between the Vendor and the Purchaser.

6.5                                                                               Escrow Closing

All deliveries to be made pursuant to Section 6.2 and 6.3 on the Closing Date (with the exception of the Registration Documents (as defined below)) (the “Interim Closing Documents”) shall be delivered into escrow at the offices of the Purchaser’s Solicitors on or before the Closing Date.  The Registration Documents shall be delivered into escrow at the offices of the Escrow Agent on or before the Closing Date. Such Closing Documents shall be held by the Purchaser’s Solicitors and the Escrow Agent, as the case may be, in escrow until the Vendor and the Purchaser, each acting reasonably, are satisfied that all conditions set forth in Sections 4.1 and 4.2 to be satisfied on or before Closing have been satisfied other than the registration of the Deed and any other documents, instruments or agreements required to evidence the transfer of legal title to the Lands from the Vendor in favour of the Purchaser (collectively, the “Registration Documents”).  At such time as all the conditions set forth in Sections 4.1 and 4.2 to be satisfied on or before Closing have been satisfied, the Vendor and the Purchaser shall provide written instructions to the Escrow Agent confirming same and instructing the Escrow Agent to release the Registration Documents from escrow for the purposes of registration.  Upon (i) such registrations being completed, or (ii) the Title Insurer receiving a gap indemnity from the Vendor in form and content satisfactory to the Title Insurer, all other Closing Documents (and funds) shall thereupon be released from escrow by the Purchaser’s Solicitors and the Escrow Agent, as the case may be, and delivered to the parties entitled thereto.

ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1                                                                               Representations, Warranties and Covenants of the Vendor

The Vendor hereby represents, warrants and covenants to and in favour of the Purchaser, as of the Closing Date, as follows:

(a)                                  the Vendor is a C-corporation company for U.S. tax purposes and is duly formed and subsisting under the laws of the State of Delaware, is properly qualified to do business in the State of California, and has the corporate power, authority, right and capacity to own the Lands and to enter into, execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement in the manner contemplated by this Agreement;

(b)                                 the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate proceedings, and subject to Section 4.1(c), upon execution and delivery by the Vendor and the Purchaser, this Agreement and all other documents and agreements to be delivered by the Vendor pursuant to this Agreement shall constitute legal, valid and binding obligations of the Vendor;

(c)                                  neither the execution of this Agreement nor its performance by the Vendor will result in a breach of any term or provision or constitute a default under the constating documents or by-laws of the Vendor or any indenture, mortgage, deed of trust or any other agreement to which the Vendor is a party or by which it is bound and no approval or other documentation is necessary to enable the Vendor to complete the Transaction pursuant to this Agreement in compliance with all existing obligations of the Vendor and in compliance with all Permitted Encumbrances and any other obligations or agreements which affect the Lands;

(d)                                 there are no actions, suits or proceedings pending or threatened against the Vendor which affect the Subject Assets or the occupancy or use of the Lands by the Vendor or by the Tenants, in law or in equity, which could affect the validity of this Agreement or any transaction provided for in this Agreement, the title to the Subject Assets or any part of the Subject Assets, the value of the Subject Assets or the conveyance of any of the Subject Assets to the Purchaser;

(e)                                  no Person has any right of first refusal or option to purchase the Lands, or any part of the Lands; the Vendor has obtained all consents necessary to this sale of the Lands and no further consents or approvals are required in connection therewith;

(f)                                    the Vendor is the sole registered owner of the Lands;

(g)                                 to the best knowledge of the Vendor, after due inquiry of all its directors, officers and employees who could reasonably be expected to have relevant information, the Purchaser’s acquisition of the Lands and the thoroughbred training facility operated thereon and the subsequent leaseback of such Lands to the Vendor shall not require the Vendor to become licensed by, or otherwise submit to the regulatory regime of, the California Horse Racing Board or any other regulatory or licensing body;

(h)                                 to the best knowledge of the Vendor, after due inquiry of all its directors, officers and employees who could reasonably be expected to have relevant information, neither the Vendor nor any prior owner of the Lands has (i) made any commitments to any Person relating to the Lands that would impose an obligation on the Purchaser to make contributions of money or land, or to install or maintain any improvements thereon, or (ii) executed or caused to be executed any document with, or for the benefit of, any Governmental Authority restricting the use, development or occupancy of the Lands;

(i)                                     subject to the terms of Subsection 4.2(m), with the exception of the Permitted Encumbrances and obligations which may arise under the Existing Leases or the Approved Leases, on the Closing Date, there will be no Encumbrances on the title to the Subject Assets or any part thereof;

(j)                                     (i) the Existing Leases disclosed to the Purchaser pursuant to Section 2.2 and the Approved Leases (if any) are the only Leases and constitute, in each case, the entire agreement between the Vendor and the Tenants with respect to the lease or occupancy of space on or within the Lands; (ii) the Existing Contracts disclosed to the Purchaser pursuant to Section 2.2 and the Approved Contracts (if any) are the only Contracts relating to or affecting the Lands as of the date hereof; (iii) the Existing Leases and the Approved Leases (if any) will be the only Leases affecting the Lands on Closing; (iv) the Existing Contracts disclosed to the Purchaser on the list delivered pursuant to Section 2.2 and Approved Contracts (if any) will be the only Contracts affecting the Lands on Closing; and (vi) each of the Existing Leases, Approved Leases (if any), Existing Contracts (including Permitted Encumbrances) and Approved Contracts (if any) is in full force and effect and there is no default under any of them other than as disclosed in writing to the Purchaser pursuant to Section 2.2;

(k)                                  as of the date of this Agreement, the Vendor has not received any written request from any Tenant to assign the Existing Leases, other than as disclosed in writing to the Purchaser pursuant to Section 2.2;

(l)                                     the documents and information delivered or made available to the Purchaser pursuant to Section 2.2 constitute all of the material documentation with respect to the Subject Assets within the Vendor’s possession or control;

(m)                               the Lands constitute a properly subdivided, legally existing parcel of land that may be legally conveyed by the Vendor to the Purchaser at Closing without any further approval by any Governmental Authority;

(n)                                 to the best knowledge of the Vendor, after due inquiry of all its directors, officers and employees who could reasonably be expected to have relevant information, the boundary survey prepared by Wootton Land Consultants and dated May 25, 2007 describes the Lands as it exists today, and there have been no material alterations or additions to the Lands since the date of the survey which would have materially affected the outline or setbacks of same, nor have there been any buildings erected on the Lands therein;

(o)                                 there is direct access to, and egress from, the Lands from adjacent public roadways;

(p)                                 the Vendor is not a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of the IRC, Sections 897 and 1445, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts;

(q)                                 the Vendor and each Person owning an interest (directly or indirectly) in the Vendor is not: (i) identified on the “Specially Designated Nationals or Blocked Persons List” maintained by the Office of Foreign Assets Control, Department of

Treasury (the “OFAC”) and/or any other similar list maintained by the OFAC or the United States Department of Commerce, Bureau of Industry and Security of any other United States Governmental Authority pursuant to Applicable Laws; and (ii) a person or entity with whom a United States person is prohibited to engage in transactions pursuant to any trade embargo, economic sanction, or other prohibition of Applicable Laws, or Executive Order of the President of the United States or United Nations decree or resolution, provided however that this Subsection shall not apply to any Person to the extent that such Person’s interest in the Vendor is through a U.S. Publicly-Traded Entity and as used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person;

(r)                                    there are no outstanding obligations relating to any written notice or order issued by any Governmental Authority in respect of the Lands alleging any deficiency or non-compliance with any agreements (including any development or site plan agreements), zoning laws or by-laws or Environmental Laws of which the Vendor has received written notice except as have been or will be made available to the Purchaser pursuant to Section 2.2, and other than as disclosed in writing to the Purchaser, there shall not be any such outstanding obligations as of the Closing Date, and as of the Closing Date there are no threatened nor, to the best knowledge of the Vendor, after due inquiry of all of its directors, officers and employees who could reasonably be expected to have relevant information, pending notices or orders relating to any such deficiency or non-compliance;

(s)                                  any fee due to any real estate broker or agent in respect of this Agreement or the Transaction shall be paid by the Vendor and the Vendor shall indemnify the Purchaser for any such fees to the extent a claim is made against the Purchaser relating thereto;

(t)                                    to the best knowledge of the Vendor, after due inquiry of all of its directors, officers and employees who could reasonably be expected to have relevant information, the Lands and use thereof have been, are in compliance with, Environmental Laws, except as specifically disclosed in Environmental Reports delivered to the Purchaser pursuant to Section 2.2;

(u)                                 except as have been or will be made available to the Purchaser pursuant to Section 2.2, there are no environmental investigations, assessments or audit reports relating to the Lands (including, without limiting the generality of the foregoing, any Phase I, II or III environmental assessment reports) undertaken by the Vendor or any other Person of which the Vendor has knowledge which are in the possession or control of the Vendor and, to best knowledge of the Vendor, after due inquiry of all of its directors, officers and employees who could reasonably be expected to have relevant information, except as specifically disclosed in Environmental Reports delivered to the Purchaser pursuant to Section 2.2, no underground storage tanks are or have been located on the Lands;

(v)                                 except as specifically disclosed in Environmental Reports delivered to the Purchaser pursuant to Section 2.2: (i) the Vendor has not received any written notice from any competent authority of, or been prosecuted for, non-compliance with Environmental Laws in respect of the Lands or use thereof nor has the Vendor or (to the best knowledge of the Vendor, after due inquiry of all of its directors, officers and employees who could reasonably be expected to have relevant information) any previous owner of the Lands settled any allegation of such non-compliance prior to prosecution; (ii) there are no notices, orders or directions relating to environmental matters received by the Vendor requiring, or notifying the Vendor that it is or may be responsible for, any containment, clean-up, remediation, or corrective action or any work, repairs, construction or capital expenditures to be made under any Environmental Laws with respect to the Lands; and (iii) neither the Vendor nor (to the best knowledge of the Vendor, after due inquiry of all its directors, officers and employees who could reasonably be expected to have relevant information) any tenant of the Lands, past or present, has caused or permitted, nor has there been, any release, emission, spill or discharge in any manner whatsoever, of any Hazardous Substance on, in, around, from or in connection with the Lands, or its use or operation which would reasonably be expected to adversely affect the value of the Lands or in respect of which the owner or occupant of the Lands would reasonably be expected to incur any liability;

(w)                               the Vendor has not used, or permitted to be used, except in compliance with all Environmental Law, the Lands to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance; and

(x)                                   the Vendor has not received any written notice of any, and there is no threatened nor, to the best knowledge of the Vendor (after due inquiry of all its directors, officers and employees who could reasonably be expected to have relevant information) pending eminent domain, condemnation or rezoning proceedings with respect to the Lands or any part of the Lands;

7.2                                                                               Representations and Warranties of the Purchaser

The Purchaser represents and warrants to and in favour of the Vendor, as of the Closing Date, as follows:

(a)                                  the Purchaser is a corporation duly existing under the laws of the State of Delaware and has the corporate power, authority, right and capacity through its general partner, to enter into this Agreement and to carry out the transactions contemplated by this Agreement in the manner contemplated by this Agreement;

(b)                                 the transactions contemplated by this Agreement will, by the Closing Date, have been duly and validly authorized by all requisite corporate proceedings; upon execution and delivery by the Vendor and the Purchaser, this Agreement and all other documents and agreements to be delivered by the Purchaser pursuant to this

Agreement shall constitute legal, valid and binding obligations of the Purchaser; and

(c)                                  the Purchaser has not dealt with, used or engaged any real estate broker or agent in respect of this Agreement or the Transaction.

7.3                                                                               Survival

(a)           The representations, warranties and covenants set out in Sections 7.1 and 7.2 shall be true or fulfilled, as the case may be, in all material respects on Closing.

(b)           The representations, warranties and certifications contained in this Agreement or in any Closing Documents shall not merge on Closing but shall survive for a period of twelve (12) months after the Closing Date (the “Survival Period”).  The representations and warranties in Subsections 7.1(t) — 7.1(w) shall survive the Closing for a period of two (2) years.  The party which has received a representation, warranty or certification, whether in this Agreement or in any Closing Document, shall give written notice to the other party of each breach of the representation, warranty or certification, together with details thereof, promptly after becoming aware of the breach and no later than the last day of the Survival Period.  Notwithstanding any other provision of this Agreement or of any Closing Document, no Claim may be asserted or pursued against any party hereto, or any action, suit or other proceedings commenced or pursued, for or in respect of any breach of any representation, warranty or certification made by such party in this Agreement or in any Closing Document unless written notice of such Claim is received by such party describing in detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the last day of the Survival Period, irrespective of whether the subject matter of such Claim shall have occurred before or after such date; and upon the expiry of the Survival Period all such representations, warranties and certifications shall cease to have any effect except to the extent a written notice of Claim has been previously given in respect thereof in accordance with this Subsection.

(c)           Each indemnity contained in any Closing Documents shall not merge on Closing, and there shall be no limitation upon the period for making a Claim in respect of any indemnity in any Closing Documents and such indemnities shall survive Closing for an unlimited period, unless otherwise expressly provided in this Agreement.

(d)           The provisions of this Section 7.3 shall survive and not merge upon Closing.

Notwithstanding anything contained in this Agreement to the contrary, all of the representations, warranties and certifications (the “Representations”) which are made by the Vendor and set forth in this Agreement or in any of the documents or instruments required to be delivered by the Vendor under this Agreement shall be subject to the following conditions and limitation: in the event that prior to the Closing, the Purchaser gains current actual knowledge of a fact or circumstance which, by its nature and plainly on its face, indicates that a Representation is, was or has become untrue or inaccurate, then the Purchaser shall not have the right to bring any lawsuit or other legal action against the Vendor, nor pursue any other remedies against the Vendor, as a result of the breach of the Representation caused thereby, but the Purchaser’s sole right shall be to terminate this Agreement and not proceed with Closing, in which event there shall be no liability on the part of the Vendor for breaches of Representations of which the Purchaser had current actual knowledge prior to Closing. For greater certainty and notwithstanding the foregoing, the parties hereto acknowledge and agree that the mere delivery by the Vendor to the Purchaser, and possession by the Purchaser, of the documents and instruments contemplated in Section 2.2 shall not be sufficient to constitute actual knowledge on the part of the Purchaser that a Representation is, was or has become untrue or inaccurate.

7.4                                                                               Non-Waiver

The Vendor agrees that the Purchaser’s right to do searches, reviews, examinations, investigations, inspections, assessments, audits and analyses, and the exercise of such right, shall not affect, reduce or mitigate any of the representations, warranties and covenants of the Vendor contained in this Agreement or any of the damages and costs owing by the Vendor to the Purchaser as a result of any breach of such representations, warranties and covenants.

ARTICLE 8
INTERIM MATTERS

8.1                                                                               Interim Period

Upon acceptance of this Agreement and thereafter so long as this Agreement is in effect, (a) the Vendor shall not offer the Subject Assets or any part of the Subject Assets or any interest therein for sale to any Person other than the Purchaser nor will it solicit, directly or indirectly, or deal with any offers to purchase the Subject Assets or any part of the Subject Assets or any interest therein.

8.2                                                                               Approvals of the Purchaser

While this Agreement is in effect, the Vendor agrees that it shall not amend, cancel or accept a surrender or forfeiture of any Leases or Contracts without the prior written approval of the Purchaser, which may arbitrarily and unreasonably be withheld, and it shall not enter into any Lease or Contract without the prior written approval of the Purchaser, which may arbitrarily and unreasonably be withheld.

The Vendor shall provide the Purchaser with a complete copy of any Approved Lease or Approved Contract and of any document which creates, amends, cancels, surrenders or forfeits any Lease or Contract within three (3) Business Days after it is entered into by the parties thereto.

8.3                                                                               Notice of Default

The Vendor shall forthwith provide to the Purchaser (i) a copy of any notices that it receives in respect of the Existing Leases, Approved Leases (if any), Existing Contracts and/or Approved Contracts (if any) alleging default on the part of the Vendor or requesting the Vendor to perform any obligation thereunder and any notice alleging default under the Leases, or any Contract that it sends to another Person, in either case after the date this Agreement is executed and delivered by the parties hereto; (ii) a copy of any work orders, state or federal environmental orders or deficiency notices of any nature issued by any Governmental Authorities having jurisdiction relating to the Lands; and (iii) a copy of any notice from a Tenant received after the date of this Agreement by the Vendor which indicates the intention of a Tenant to vacate or assign, as the case may be, its interest in the Lands prior to the scheduled expiry date of its Existing Lease or requests an abatement or deferral of rent.

8.4                                                                               Approvals

(a)           Whenever in this Agreement it is stated that the approval or consent of a party is required, it is understood that, except where otherwise specifically so stated, such approval or consent shall be in writing, and shall not be unreasonably withheld or delayed.  Furthermore, with respect to such approvals or consents, unless specifically otherwise stated:

(i)             the party whose approval or consent is required shall, within three (3) Business Days after receipt of request for approval or consent, together with available background information relating to the required decision to enable an informed decision, advise the requesting party in writing either that it consents or approves, or that it withholds its consent or approval and in which case it shall set forth, in reasonable details, its reasons for such withholding; and

(ii)          in the event the notification mentioned in paragraph (i) above is not delivered within the applicable time limit, the party whose consent or approval is requested shall conclusively be deemed not to have given its consent or approval in writing.

8.5                                                                               Risk of Condemnation and Eminent Domain

The Vendor shall promptly notify the Purchaser in the event that it receives a notice of condemnation and/or exercise of eminent domain in respect of all or any material part of the Lands, as applicable, and such notice shall include a copy of the notice of condemnation and/or exercise of eminent domain and copies of all correspondence relating thereto in the possession of the Vendor.  If notice of condemnation and/or exercise of eminent domain is given prior to Closing, the Purchaser may elect by notice in writing given to the Vendor within ten (10) Business Days after receipt from the Vendor of notice of the proposed condemnation and/or exercise eminent domain either:

(a)                                  to complete the Transaction, in which case the Purchaser shall continue to be bound by this Agreement except that any compensation awarded for expropriation and all right and claim of the Vendor to any such proceeds and compensation not paid by the Closing Date shall be assigned to the Purchaser; or

(b)                                 to terminate this Agreement, in which event none of the parties shall have any further liability to the other arising out of this Agreement.

If the notice of the proposed condemnation and/or exercise of eminent domain is received by the Vendor at such time that there would be insufficient time for the Purchaser to make its election hereunder, the Closing Date shall be postponed to a date which is five (5) Business Days after the Purchaser’s election.

8.6                                                                               General Covenants of the Vendor

The Vendor covenants and agrees with the Purchaser that from and after the date hereof:

(a)                                  the Vendor shall diligently make all payments to be made and otherwise observe and perform or cause to be observed or performed all covenants and obligations to be observed or performed by the Vendor under the Contracts and the Leases;

(b)                                 the Vendor shall not (i) create or permit to exist any encumbrance against or affecting the Lands or any part thereof or interest therein or (ii) amend any of the Permitted Encumbrances, except in each case with the prior written approval of the Purchaser, which approval shall not be unreasonably withheld by the Purchaser in respect of Permitted Encumbrances; and

(c)                                  the Vendor shall not consent to or initiate any amalgamation, winding-up, dissolution, liquidation, reorganization, reconstruction, arrangement, consolidation, merger or other corporate procedure whatsoever without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole and absolute discretion.

ARTICLE 9
ENVIRONMENTAL INDEMNIFICATION

9.1                                                                               Environmental Indemnification by the Vendor

For a period of two (2) years after the Closing Date and no longer (the “Indemnity Period”) the Vendor agrees to indemnify and save harmless each of the Purchaser, its directors, officers, employees and agents and any successor to the Purchaser’s interest in the Lands (including, without limitation, persons to whom this indemnity is assigned) and all directors, officers, employees and agents of such successors, from and against any and all Claims suffered or incurred by any such person as a result of or arising directly or indirectly out of or in connection with any one or more of the following:

(a)                                  any event occurring or any condition existing on or prior to the Closing Date relating to the Lands which now or hereafter constitutes a violation of, or gives rise to any liability under, Environmental Laws; and

(b)                                 any generation, manufacture, processing, distribution, use, presence, treatment, storage, disposal, release, transport or handling of any Hazardous Substance in, on, under or from the Lands, whether by the Vendor or any tenant or any other person prior to the Time of Closing, and whether or not known at the Time of Closing.

For greater certainty, the Vendor’s obligation to indemnify and save harmless as provided above exists regardless of whether there has been a breach of any of the provisions contained in Section 7.1 hereof and regardless of the current actual knowledge of the Purchaser as at the Closing Date and shall not be limited in any way by Section 7.3 hereof.  Furthermore, the Vendor’s obligations to indemnify and save harmless the Purchaser as provided for in this Section 9.1, and the amount of any such indemnification, shall in no way be capped or otherwise limited by the provisions of Section 3.3 hereof.

9.2                                                                               Assignability of Environmental Indemnification

During the Indemnity Period, the Purchaser may, at any time and from time to time, assign all or any part of the benefit of the indemnity set out in Section 9.1 to any purchaser of, or lender to the Purchaser in respect of, the Lands, by delivering a notice in writing to the Vendor setting out the Purchaser’s intention to assign all or part of the benefit of the indemnity and the identity of the person or persons to whom the assignment is to be made.  Upon any such assignment, the Vendor shall be bound to indemnify the person or persons named in such notice to the extent of the assignment of the indemnity as if such person or persons were a party to this Agreement as the Purchaser.  No such assignments shall relieve the Vendor of the obligation to indemnify under Section 9.1 and such obligations shall continue unaffected by the assignment for the Indemnity Period. Any such assignee may make a further assignment during the Indemnity Period in accordance with the foregoing provisions, as if all references therein to the Purchaser were to such assignee.

ARTICLE 10
FUTURE DEVELOPMENT OF THE LANDS AND RELATED MATTERS

10.1                                                                        Covenants of the Vendor

(a)           It is acknowledged that on Closing, the Triple Net Lease shall be executed and delivered by each of the Vendor and the Purchaser.  It is further acknowledged that the Purchaser shall not take an assignment of the Vendor’s right, title and/or interest in and to any of the Existing Leases, the Approved Leases (if any), the Existing Contracts or the Approved Contracts (if any) and that the Vendor shall maintain all such Existing Leases, Approved Leases (if any), Existing Contracts and Approved Contracts (if any) in its name, subject to any modifications or amendments (approved by the Purchaser) necessary to reflect the sale of the Subject Assets to the Purchaser.  The Vendor covenants and agrees with the Purchaser that, from and after the Closing, it shall observe and perform, or cause to be observed and performed, all covenants and obligations to be observed and performed by the Vendor under the Leases, Approved Leases (if any), Existing Contracts and/or Approved Contracts (if any) and shall indemnify and save harmless the Purchaser, its partners, employees and agents, from and against any and all Claims arising from or in connection with a breach by the Vendor, its shareholders, directors, officers, employees, agents or those for whom it is responsible at law, of any of the covenants and/or obligations of the Vendor under or in respect of the Existing Leases, the Approved Leases (if any), the Existing Contracts and/or the Approved Contracts (if any).

(b)           The Vendor covenants and agrees with the Purchaser that in the event the Purchaser seeks to amend any zoning by-laws, site plans or development agreements or take any other action affecting the Lands in order to facilitate the future development of the Lands, the Vendor shall, upon the reasonable request of the Purchaser, fully and promptly co-operate with the Purchaser in connection with any such amendments. In furtherance thereof, the Vendor shall, upon the reasonable request of the Purchaser, execute and deliver, make or cause to be made, all such further acts, deeds, assurances and things as may be reasonably required or necessary to effect such amendments.

(c)           The provisions of this Section 10.1 shall survive the Closing.

ARTICLE 11
GENERAL

11.1                                                                        As-Is/Where-Is Transaction

The Purchaser acknowledges and agrees that except as expressly provided in this Agreement or in any Closing Documents provided by the Vendor to the Purchaser at Closing, and without derogating from any indemnities provided by the Vendor herein or in any Closing Documents, the Vendor makes no representation, warranty or covenant, express, implied or statutory, of any kind whatsoever with respect to the Subject Assets, including, without limitation, representation, warranty or covenant as to title, survey conditions, use of the Subject Assets for the Purchaser’s intended use, the condition of the Subject Assets, past or present use, development, investment potential, tax ramifications or consequences, compliance with any Applicable Laws, present or future zoning, the presence or absence of Hazardous Substances, the availability of utilities, habitability, merchantability, fitness or suitability for any purpose, or any other matter with respect to the Subject Assets, all of which are (without derogating from any indemnities provided by the Vendor herein or in any Closing Documents), except as otherwise expressly provided in this Agreement or in any Closing Documents provided by the Vendor to the Purchaser at Closing, hereby expressly disclaimed by the Vendor. The provisions of this Section shall survive Closing and the delivery of the Deed or any expiration or termination of this Agreement without limitation as to time.

11.2                                                                        Obligations as Covenants

Each agreement and obligation of each party hereto in this Agreement, even though not expressed as a covenant, shall be considered for all purposes to be a covenant.

11.3                                                                        Tender

Any tender of documents or money may be made upon the party being tendered or upon its solicitors and money may be tendered by certified cheque or bank draft drawn on or from one of the five largest Schedule I Canadian chartered banks or a first class bank of the United States of America, or by wire transfer.  All cheques to be tendered shall be drawn upon one of the five largest Schedule I Canadian chartered banks, measured by reference to authorized capital.

11.4                                                                        Relationship of the Parties

Nothing in this Agreement shall be construed so as to make the Purchaser a partner of the Vendor and nothing in this Agreement shall be construed so as to make the Purchaser an owner of the Lands for any purpose until the Closing Date.

11.5                                                                        Amendment of Agreement

No supplement, modification or waiver of this Agreement, or any provision thereof, shall be binding unless executed in writing by both parties hereto.

11.6                                                                        Notices

Any notice, request, consent, acceptance, waiver or other communication required or permitted to be given under this Agreement (the “Notice”) shall be in writing and shall be given by delivery or telecopy addressed or sent as set out below:

(a)                                  in the case of the Purchaser addressed to it at:

c/o MI Developments Inc.
455 Magna Drive
Aurora, Ontario, Canada  L4G 7A9

Attention:              General Counsel

Fax:                         905-726-2095

with a copy to:

Davies Ward Phillips & Vineberg LLP
Suite 4400, 1 First Canadian Place
100 King Street West
Toronto, Ontario, Canada  M5X 1B1

Attention:              Kent F. Beattie

Fax:                         416-863-0871

(b)                                 and in the case of the Vendor addressed to it at:

c/o Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario, Canada  L4G 7K1

Attention:              Blake S. Tohana

Fax:                         905-726-2585

Any Notice which is delivered or is sent by telecopy in accordance with the foregoing shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m. on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent, provided that in the case of a Notice sent by telecopy it shall not be deemed to have been sent unless there has been confirmation of transmission. By giving to the other party at least three Business Days’ prior Notice, either party may, at any time and from time to time, change its address for delivery or communication for the purposes of this Section 11.6.

11.7                                                                        Lawyers as Agents

Notices, approvals, waivers and other documents permitted, required or contemplated by this Agreement may be given or delivered by the parties or by their respective solicitors on their behalf.

11.8                                                                        Confidentiality

The parties agree that this Agreement and the transaction of purchase and sale referred to herein, and any information provided by either party to the other with respect to this transaction, or the Lands, shall be kept strictly confidential and no public announcements will be made in respect thereof without the prior consent of the other party, provided that the parties may give such information on a confidential basis to their advisors and consultants and as may be required by Applicable Laws.  Notwithstanding any other provision of this Agreement, if the Transaction is completed, no party shall have any further rights, obligations or liability under this Section 11.8, regardless of whether any such rights, obligations or liability relate to the period prior to or after the Closing.

11.9                                                                        No Solicitation

The Vendor agrees that during the term of this Agreement the Vendor will not solicit a possible sale of all or any part of the Lands with any other party.

11.10                                                                 Further Assurances

Each of the parties hereto shall, at its own cost, from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

11.11                                                                 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the agreement of purchase and sale of the Lands provided for herein and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto, and there are no other warranties or representations and no other agreements between the parties hereto in connection with the agreement of purchase and sale provided for herein except as specifically set forth in this Agreement.

11.12                                                                 Waiver

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.

11.13                                                                 Survival after Termination

Notwithstanding the termination of this Agreement or this Agreement becoming of no further force or effect whatsoever for any reason, the provisions of Sections 2.4 and 4.3, shall continue to be applicable.

11.14                                                                 Survival

This Agreement shall survive the Closing of the Transaction and shall remain in full force and effect thereafter in accordance with its terms.

11.15                                                                 Assignment

Neither the Vendor nor the Purchaser shall assign its rights and/or obligations hereunder (or agree to do so) without the prior written consent of the other party, which consent may be withheld by such party in its sole and absolute discretion.

11.16                                                                 Successors and Assigns

All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and their permitted assigns pursuant to the terms and conditions of this Agreement.

11.17                                                                 Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the date hereof.  Any delivery of an executed copy of this Agreement by way of telecopy shall constitute delivery hereof, provided that any party delivering by way of telecopy shall, as soon as reasonably practicable, deliver an originally executed counterpart of this Agreement to the other parties.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

20005 DELAWARE INC.

by	/s/ John Simonetti
Name: John Simonetti
Title: Chief Executive Officer

	/s/ Richard J. Crofts	c/s
Name: Richard J. Crofts
Title: Executive Vice-President, Corporate Development, General Counsel and Secretary
I/We have authority to bind the Corporation.

SLRD THOROUGHBRED TRAINING CENTER, INC.

by	/s/ Blake Tohana
Name: Blake Tohana
Title: Executive Vice President and Chief Financial Officer

	/s/ William G. Ford	c/s
Name: William G. Ford
Title: Secretary
I/We have authority to bind the Corporation.

SCHEDULE A

LEGAL DESCRIPTION OF THE LANDS

SAN LUIS REY DOWNS
5772 CAMINO DEL REY
BONSALL, CALIFORNIA

PARCEL 1:

All that portion of the Northwest Quarter of the Northeast Quarter of Section 28, Township 10 South, Range 3 West, San Bernardino Meridian, in the County of San Diego, State of California, according to the Official Plat thereof, lying Northerly of the centerline of Road Survey No. 106, as described in Deeds to the County of San Diego, recorded May 14, 1897 in Book 257, Page 284, April 3, 1897 in Book 257, Page 286 and June 11, 1897 in Book 263, Page 109, all of Deeds.

Excepting therefrom that portion of the above described Parcel of Land described as follows:

Beginning at the point of intersection of the centerline of said Road Survey No. 106, with the East line of said Northwest Quarter of the Northeast Quarter, said point of intersection being also a point in the arc of a 150.00 foot radius curve, concave Southerly in said centerline, a radial of which bears North 09°39’55” East to said point of intersection; thence Westerly along said centerline and along said curve, through a central angle of 12°17’15” a distance of 32.17 feet to the Point of Tangency; thence South 87°31’40” West, 218.27 feet; thence continuing along said centerline, North 87°31’40” West, 80.12 feet to an intersection with a line drawn parallel with and 330.00 feet Westerly at right angles from the East line of said Northwest Quarter of the Northeast Quarter; thence along said parallel line, North 01°00’40” East, 1183.34 feet to the North line of said Northwest Quarter of the Northeast Quarter; thence along said North line, South 89°51’20” East, 330.04 feet to the Northeast corner of said Northwest Quarter of the Northeast Quarter; thence along the East line of said Northwest Quarter of the Northeast Quarter, South 01°00’40” West, 1177.95 feet to the Point of Beginning.

PARCEL 2:

All that portion of the South Half of the Southwest Quarter of Section 21; with that portion of the North Half of the Northwest Quarter of Section 28, Township 10 South, Range 3 West, San Bernardino Base and Meridian, in the County of San Diego, State of California, according to United States Government Survey thereof and more particularly as shown on Record Survey Map No. 6957, on file in the Office of the Recorder of said San Diego County, described as a whole as follows:

Beginning at the North Quarter corner of said Section 28; thence South 0°37’43” West along the North and South centerline of said Section, 1040.60 feet to a point in the centerline of Camino Del Rey (formerly Moosa Canyon Road) as shown on said Record of Survey Map No. 6957; thence Northwesterly along said centerline as shown on said Map as follows: North 77°10’45” West 509.80 feet; North 68°15’50” West 812.41 feet; North 60°20’40” West 60.70 feet to an intersection with the North and South centerline of the Northwest Quarter of said Section 28;

thence leaving the centerline of Camino Del Rey, North 0°41’37” East along said North and South centerline, 601.62 feet to the Northeast corner of the Northwest Quarter of the Northwest Quarter of said Section; thence North 89°46’40” West along the North line thereof, 962.03 feet to an intersection with the aforementioned centerline of Camino Del Rey; thence North 56°55’04” West along said center line, 264.82 feet; thence leaving said centerline, North 79°09’26” East 890.24 feet; thence South 75°57’15” East 891.88 feet; thence North 69°41’10” East 305.95 feet; thence North 43°11’20” East 403.14 feet; thence North 9°20’10” West 361.48 feet; thence North 15°55’10” East 189.03 feet; thence North 78°17’30” East 218.69 feet to a point in the East line of the said South Half of the Southwest Quarter of said Section 21, said point being South 0°54’20” West 236.23 feet from the Northeast corner of said South Half; thence South 0°54’20” West along said East line, 1087.48 feet to the Point of Beginning.

PARCEL 3:

All that portion of the East ½ of Section 20, and that portion of Section 121; and that portion of the North ½ of the Northwest Quarter of Section 28, all in Township 10 South, Range 3 West, San Bernardino Base and Meridian, in the County of San Diego, State of California, according to Official Plat thereof, and more particularly as shown on Record of Survey Map No. 6957, on file in the Office of the County Recorder of San Diego County, described as a whole as follows:

Beginning at the North Quarter corner of said Section 28; thence South 0°37’43” West along the North and South center line of said Section, 1040.60 feet to a point in the center line of Camino Del Rey (formerly Moosa Canyon Road) as shown on said Record of Survey Map No. 6957; thence Northwesterly along said center line as shown on said Map as follows: North 77°10’45” West, 509.80 feet; North 68°15’50” West, 812.41 feet; North 60°20’40” West, 60.70 feet to an intersection with the North and South center line of the Northwest Quarter of said Section 28; thence leaving the center line of Camino Del Rey North 0°41’37” East along said North and South center line, 601.62 feet to the Northeast corner of the Northwest Quarter of the Northwest Quarter of said Section; thence North 89°46’40” West along the North line thereof, 962.03 feet to an intersection with the aforementioned center line of Camino Del Rey; thence along said center line as follows: North 56°55’04” West along said center line, 264.82 feet, to a tangent 1000 foot radius curve, concave Northeasterly; Northwesterly along said curve through an angle of 19°59’09” a distance of 348.75 feet; tangent to said curve North 36°55’55” West, 649.67 feet to the beginning of a tangent curve concave Southwesterly and having a radius of 1000.01 feet; Northwesterly along the arc of said curve through a central angle of 13°08’ an arc distance of 229.18 feet; tangent to said curve North 50°03’55” West, 506.20 feet to the beginning of a tangent curve concave Southwesterly and having a radius of 1000.00 feet; Northwesterly along the arc of said curve through a central angle of 3°55’05” an arc distance of 68.36 feet; tangent to said curve North 53°59’ West, 197.21 feet to the beginning of a tangent curve concave Southerly and having a radius of 1000.03 feet; Northwesterly, Westerly and Southwesterly along the arc of said curve through a central angel of 64°39’10” an arc distance of 1128.22 feet to a point, a radial line to said point bears North 28°38’10” West; thence leaving said center line, Northerly along the center line of Lilac Road as traveled, as shown on said Record of Survey Map No. 6957, 56.46 feet to the Northerly line of said Camino Del Rey being the Southerly boundary of the land described in Parcel 2 in Deed to David A. Thomas, et ux, recorded July 15, 1971 as Document No. 153740 of Official Records; thence in an Easterly direction along the Northerly line of said Camino Del Rey to the most Westerly corner of San Luis Rey Downs Townhouses Unit No. 1,

2

according to Map thereof No. 6468, filed in the Office of County Recorder of San Diego County; thence along the Southwesterly boundary of said Unit No. 1, Southeasterly along the arc of a 1052.03 foot radius curve 153.55 feet to an angle point; thence along the boundary of said Map No. 6468 in a general Northerly and Northeasterly direction to and along the Southeasterly boundary of Camino Del Cielo as shown on said Map to the most Northwesterly corner of Lot 1 of said Map No. 6468; thence in a general Southerly and Southeasterly direction along the Westerly and Southwesterly boundary of said Lot 1 to the most Southerly corner of said Lot 1; thence along the Southeasterly boundary of said Lot 1 North 73°51’00” East, 146.29 feet to an angle point; and North 27°16’23” East, 47.43 feet to an angle point being the Northwest corner of the Southeast Quarter of the Southwest Quarter of said Section 21; thence South 89°47’15” East, 1311.27 feet to the Northeast corner of said Southeast Quarter of the Southwest Quarter; thence along the East line of said Southwest Quarter of Section 21 South 0°54’20” West, 1323.71 feet to the Point of Beginning.

Excepting therefrom all that portion described as follows:

All that portion of the South Half of the Southwest Quarter of Section 21; with that portion of the North Half of the Northwest Quarter of Section 28, both Township 10 South, Range 3 West, San Bernardino Base and Meridian, in the County of San Diego, State of California, according to United States Government Survey thereof, and more particularly as shown on Record of Survey 6957, on file in the Office of the Recorder of Said San Diego County, described as a whole as follows:

Beginning at the North Quarter corner of said Section 28; thence South 0°37’43” West along the North and South center line of said Section, 1040.60 feet to a point in the center line of Camino Del Rey (formerly Moosa Canyon Road) as shown on said Record of Survey Map No. 6957; thence Northwesterly along said center line as shown on said Map as follows: North 77°10’45” West 509.80 feet; North 68°15’50” West 812.41 feet; North 60°20’40” West 60.70 feet to an intersection with the North and South center line of the Northwest Quarter of said Section 28; thence leaving the center line of Camino Del Rey, North 0°41’37” East along said North and South center line, 601.62 feet to the Northeast corner of the Northwest Quarter of the Northwest Quarter of said Section; thence North 89°46’40” West along the North line thereof, 962.03 feet to an intersection with the aforementioned center line of Camino Del Rey; thence North 56°55’04” West along said center line, 264.82 feet; thence leaving said center line, North 79°09’26” East 890.24 feet; thence South 75°57’15” East 891.88 feet; thence North 69°41’10” East 305.95 feet; thence North 43°11’20” East 403.14 feet; thence North 9°20’10” West 361.48 feet; thence North 15°55’10” East 189.03 feet; thence North 78°17’30” East 218.69 feet to a point in the East line of the said South Half of the Southwest Quarter of said Section 21, said point being South 0°54’20” West 236.23 feet from the Northeast corner of said South Half; thence South 0°54’20” West along said East line, 1087.48 feet to the Point of Beginning.

Assessor’s Parcel No: 127-460-01, 03, 04, 05, 06, 07, 12 & 13, 126-060-57, 59, 61 & 64 &127-010-49.

3

SCHEDULE B

LIST OF EXISTING CONTRACTS

None, except for short-term licenses to use the Lands for stalling and training, cancellable on short notice (all in the form of the Standard Form Stall Application and Conditions of License to Stable and Train Horses documents provided by the Vendor to the Purchaser prior to the Closing Date).

SCHEDULE C

LIST OF EXISTING LEASES

1.                                       Occupancy Agreement dated November 7, 1999 between SLRD Thoroughbred Training Center, Inc. and San Luis Rey Downs Enterprises LLC, as amended April 5, 2002;

2.                                       Lease Agreement dated April 1, 2003 between SLRD Thoroughbred Training Center, Inc. and Trackside Feed, Inc., as amended July 11, 2005 (barns);

3.                                       Lease Agreement dated April 1, 2003 between SLRD Thoroughbred Training Center, Inc. and Trackside Feed, Inc., as amended July 11, 2005 (feed store);

4.                                       SLRD Thoroughbred Training Center, Inc. easement granted to San Diego Gas and Electric Company, recorded December 6, 2006 DOC # 2006-0864740; and

5.                                       Standard Form Stall Application and Conditions of License to Stable and Train horses.